Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show the condensed combined financial information for each of FirstSun Capital Bancorp (“FirstSun”) and Pioneer Bancshares, Inc. (“Pioneer”), as well as unaudited pro forma condensed combined financial information for FirstSun and Pioneer reflecting the merger as of and for the year ended December 31, 2021 and pro forma adjustments described in the accompanying notes.

Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “FirstSun Historical” column is derived from the audited financial statements of FirstSun as of and for the year ended December 31, 2021, which are included in FirstSun’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 25, 2022 and (b) the financial information under the “Pioneer Historical” column is derived from Pioneer’s audited financial statements as of and for the year ended December 31, 2021, which are filed as Exhibit 99.1 to FirstSun’s Current Report on Form 8-K/A filed on June 14, 2022.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from FirstSun’s audited financial statements as of and for the year ended December 31, 2021 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 in the table below is presented as if the merger occurred on December 31, 2021, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2021 is presented as if the merger occurred on January 1, 2021.
The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined statement of income does not include estimated merger and integration costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration costs.
In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

UNAUDITED CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021

	FirstSun Historical	Pioneer Historical	Pro Forma Adjustments	Notes	Pro Forma FirstSun and Pioneer
Assets
Cash and equivalents	$668,462	$423,695	$(7,893)	A	$1,084,264
Investment securities	590,508	180,684	—		771,192
Loans held-for-sale	103,939	—	—		103,939
Total loans	4,037,123	883,218	(10,861)	B	4,909,480
Allowance for loan losses	(47,547)	(7,799)	7,799	C	(47,547)
Net loans	3,989,576	875,419	(3,062)		4,861,933
Goodwill	33,050	2,617	79,867	D	115,534
Other intangible assets	8,250	—	11,771	E	20,021
Premises and equipment, net	53,147	39,215	1,317	F	93,679
Other assets	219,882	63,023	(4,301)	G	278,604
Total assets	$5,666,814	$1,584,653	$77,699		$7,329,166
Liabilities and Stockholders’ Equity
Total deposits	$4,854,948	$1,236,507	$2,321	H	$6,093,776
Borrowings	201,551	160,000	(3,684)	I	357,867
Other liabilities	86,277	6,764	—		93,041
Total liabilities	5,142,776	1,403,271	(1,363)		6,544,684
Stockholders' equity
Preferred Stock	—	—	—		—
Common Stock, $0.0001 par value	2	6,264	(6,264)	J	2
Additional paid-in capital	261,905	264,952	(1,883)	K	524,974
Retained earnings (deficit)	298,615	(87,575)	84,950	L	295,990
Accumulated other comprehensive income (loss)	1,664	(2,259)	2,259	M	1,664
Treasury stock	(38,148)	—	—		(38,148)
Total stockholders' equity	524,038	181,382	79,062		784,482
Total liabilities and stockholders’ equity	$5,666,814	$1,584,653	$77,699		$7,329,166

UNAUDITED CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2021

	FirstSun Historical	Pioneer Historical	Pro Forma Adjustments	Notes	Pro Forma FirstSun and Pioneer
Interest income
Interest and fees on loans	$159,303	$47,813	$2,029	N	$209,145
Interest on securities and other	10,051	5,414	607	O	16,072
Total interest income	169,354	53,227	2,636		225,217
Interest expense
Deposits	8,544	6,316	(1,352)	P	13,508
Borrowings	5,577	2,844	1,787	Q	10,208
Total interest expense	14,121	9,160	435		23,716
Net interest income	155,233	44,067	2,201		201,501
Provision (benefit) for loan losses	3,000	(2,650)	—		350
Net interest income after provision (benefit) for loan losses	152,233	46,717	2,201		201,151
Noninterest income	124,244	5,129	—		129,373
Noninterest expense	224,635	35,765	(1,856)	R	258,544
Income before income taxes	51,842	16,081	4,057		71,980
Income tax expense	8,678	3,761	974	S	13,413
Net income	$43,164	$12,320	$3,083		$58,567

Note 1 – Basis of Presentation
The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving FirstSun and Pioneer under the acquisition method of accounting with FirstSun treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Pioneer, as of the effective date of the merger, will be recorded by FirstSun at their respective fair values and the excess of the merger consideration over the fair value of Pioneer’s net assets will be allocated to goodwill.
The merger, which closed on April 1, 2022, provides that Pioneer shareholders will receive 1.0443 shares of FirstSun common stock for each share of Pioneer common stock they hold immediately prior to the merger. The implied value of the merger consideration to Pioneer shareholders of $39.52 per share used herein is based on the estimated fair value of a share of FirstSun common stock on March 31, 2022.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the acquisition accounting is completed. Adjustments may include, but are not limited to, changes in (i) the balance sheet and operations results through April 1, 2022, the effective date of the merger; (ii) the underlying values of assets and liabilities if market conditions differ from current assumptions; and (iii) total merger related expenses from amounts included herein.
Note 2 – Preliminary Purchase Price Allocation
The pro forma adjustments include the estimated acquisition accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
Core deposit intangible assets of $11.3 million are included in the pro forma adjustments separate from goodwill and amortized on an accelerated method over ten years. Goodwill totaling $82.5 million is included in the pro forma adjustments and is not subject to amortization. The purchase price will be based on FirstSun’s fair value per common share at the closing date of the merger.

The preliminary purchase price allocation is as follows:

(in thousands, except per share amounts)
Pro Forma Purchase Price
Equity consideration:
Pioneer shares outstanding as of March 31, 2022	6,267
Less: dissenting stockholders	(74)
Exchange ratio	1.0443
FirstSun shares issued	6,467
FirstSun common shares est. fair value	$39.52
Equity portion of purchase price		$255,594
Cash paid to dissenting stockholders		2,591
Stock option consideration: (1)
Stock option portion of purchase price		9,138
Total consideration to be paid (transaction value)		$267,323
Pioneer Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents		$423,695
Investment securities		180,684
Net loans		872,357
Premises and equipment, net		40,532
Other intangible assets		11,771
Other assets		57,708
Total assets acquired		1,586,747
Liabilities assumed:
Deposits		1,238,828
Borrowings		156,316
Other liabilities		6,764
Total liabilities assumed		1,401,908
Net assets acquired		184,839
Preliminary pro forma goodwill		$82,484
(1) The fair value of the option consideration is based on the excess of the estimated fair value per common share as of the merger closing date of $39.52 over the weighted average strike price of Pioneer’s stock options outstanding as of that date combined with cash payments made to buyout certain Pioneer option holders outstanding options.
Note 3 – Pro Forma Adjustments
The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 24% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
(A)Adjustments to cash reflect contractually obligated pre-tax merger costs of $3.2 million, cash paid to dissenting stockholders of $2.6 million and cash paid to cancel certain Pioneer stock options of $2.1 million.

(B)Adjustment to Pioneer’s loans, net of unrecognized origination fees and costs, to reflect the estimated fair value of the loan portfolio based on estimates of expected cash flows, which includes credit loss expectations and current interest rates.
(C)Elimination of Pioneer’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.
(D)Adjustment to goodwill to eliminate Pioneer goodwill of $2.6 million and record estimated goodwill associated with the merger of $82.5 million.
(E)Adjustments to other intangible assets to record estimated core deposit intangible assets associated with the merger of $11.3 million, based on a value of 1.26% of Pioneer’s non-time customer deposits, and to record the fair value of a non-compete of $0.4 million. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of ten years. The non-compete is expected to be amortized on a straight-line basis over a one year period.
(F)Adjustment to premises and equipment to reflect estimated fair value of acquired premises and equipment.
(G)Adjustments to reflect the effects to deferred tax assets of the acquisition accounting adjustments of $2.4 million, to reflect the tax benefit of contractually obligated merger costs of $0.5 million, to record an estimated $1.5 million write-down to deferred tax assets for the anticipated loss of future utilization of certain Pioneer historical net operating loss carryforwards, to reflect the $0.5 million tax benefit related to the cash-out of certain Pioneer stock options and to record a $1.4 million write-down related to certain other assets not deemed realizable.
(H)Adjustment to reflect the estimated fair value of Pioneer’s time deposits.
(I)Adjustment to reflect the estimated fair value of Pioneer’s term based FHLB borrowings.
(J)Adjustment to eliminate Pioneer common stock and record the issuance of 6,467,466 shares of FirstSun common stock at $0.0001 par value per share based on 6,193,356 shares of Pioneer common and restricted stock outstanding at March 31, 2022, net of dissenting shares, multiplied by the merger exchange ratio of 1.0443 shares.
(K)Adjustment to eliminate Pioneer additional paid-in capital, record the issuance of FirstSun common stock in excess of par value of $255.6 million, record the fair value of stock option consideration attributable to Pioneer stock options converted to options to purchase shares of FirstSun common stock of $7.0 million and record the $0.5 million tax benefit related to the cash-out of certain Pioneer stock options. The fair value of converted stock options was determined based on the excess of the estimated fair value per share of FirstSun common stock as of March 31, 2022 of $39.52 over the weighted average strike price of Pioneer’s stock options outstanding as of that date.
(L)Adjustment to eliminate retained earnings of Pioneer and recognize contractually obligated after-tax merger costs of $2.6 million.
(M)Adjustment to eliminate accumulated other comprehensive income of Pioneer.
(N)Net adjustment to loan interest income to recognize the estimated accretion of the net discount attributable to recording the acquired loans at fair value as well as to eliminate the Pioneer existing purchase accounting loan accretion. The discount loan accretion is estimated to accrete over a period of seven years.
(O)Adjustment to securities interest income to recognize the estimated accretion of Pioneer’s unrealized loss on its securities portfolio over an estimated ten year life.

(P)Adjustment to deposit interest expense to recognize the estimated amortization of net premium on acquired time deposits. The deposit premium is estimated to amortize over a period of five years.
(Q)Adjustment to borrowings interest expense to recognize the estimated accretion of the net discount on acquired term based FHLB borrowings. The discount is estimated to accrete over a period of three years.
(R)Adjustment to eliminate Pioneer’s amortization of its core deposit intangible asset of $0.1 million, recognize estimated amortization of the core deposit intangible asset associated with the merger of $2.0 million, recognize estimated amortization of the non-compete asset of $0.4 million and to eliminate non-recurring merger related expenses incurred by FirstSun and Pioneer of $4.2 million. See (E) above for additional information regarding the core deposit intangible asset and non-compete associated with the merger.
(S)Recognize the tax impact of pro forma transaction related adjustments at 24%.
(T)Adjustments to eliminate weighted average shares of Pioneer common stock outstanding and record shares of FirstSun common stock issued in the merger, calculated using the exchange ratio of 1.0443 shares of FirstSun common stock per each share of Pioneer common stock. Weighted average diluted shares also includes the effect of dilutive stock options outstanding at the merger date that are assumed to be converted to options to purchase shares of FirstSun common stock in accordance with the merger agreement.
Note 4 – Merger Integration Costs
Total merger and integration costs are estimated to be approximately $24.2 million on a pre-tax basis, with contractually obligated pre-tax merger costs of $3.2 million ($2.6 million net of tax) due at closing. Total merger and integration costs incurred by both FirstSun and Pioneer through the merger date totaled $4.7 million, with a remaining estimate of merger and integration costs of $19.5 million to be incurred at or following completion of the merger. Contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. Merger and integration related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of operations as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies actually been combined during the period presented.